Exhibit 99.2
From: RK
To: WMG ALL
Subject: Important Update

Hi everyone,
We just finished our first All Hands of 2024 from LA. If time differences prevented you from watching today, we are going to do two replays tomorrow: 1am ET / 6am GMT / 2pm HKT - and - 9am ET / 2pm GMT / 10pm HKT.
This is a pivotal moment in the evolution of this great company, so I wanted to make sure you heard about it directly from me. As I outlined in my note last month, 2024 is a year during which we will double down on our core business and move at an increased velocity to seize the incredible opportunities for music in the new world.

This week, our recording artists make up five of the top 10, and our songwriters have six of the Top 10, on the Billboard Hot 100. Today, we’re revealing our latest quarterly results: we grew 11% in normalized revenue. And with growing momentum in Recorded Music streaming and excellent results in Music Publishing, we hit our highest quarterly revenue ever. We’re in a position of strength, and that’s the smart time to change, innovate, and lead. Music is constantly morphing, so we need to morph with it.

Today, we’re announcing a plan to free up more funds to invest in music and accelerate our growth for the next decade. To do that, we have to make thoughtful choices about where we put our people, resources, and capital. So, as part of that plan, we’ll be realizing approximately $200 million in annualized cost savings by the end of September 2025. The majority of these savings will be reinvested, putting more money behind the music.

Our plan includes reducing our workforce by approximately 10%, or 600 people – the majority of which will relate to our Owned & Operated media properties, corporate and various support functions.

We’ve already begun to inform many of the impacted employees, and the vast majority will be notified by the end of September 2024. I recognize this is unsettling news. To the people who will be leaving us: you deserve a heartfelt thank you for your hard work and dedication. We’re fortunate that you’ve been part of the team. We’ll be moving as thoughtfully and respectfully as

Exhibit 99.2
possible, so you have the critical information you need, and we’ll support you through this transition.

Earlier today, we began exiting our O&O media properties, as well as our in-house ad sales function. These are dynamic platforms, but they operate outside our core responsibilities to our roster. We’re in an exclusive process for the potential sale of the news & entertainment websites Uproxx and HipHopDX, with more to say on that soon. After a thorough exploration of alternatives, we’ve decided to wind down the podcasting brand Interval Presents and social media publisher IMGN. Maria and I continue to discuss the ongoing evolution of WMX, and how best to further improve our services to artists and labels, and she’ll update the team in the coming weeks.

As we carry out our plan, it’s important to bear in mind why we’re making these difficult choices. We’re getting on the front foot to create a sustainable competitive advantage over the next decade. We’ll do so by increasing funding behind artists and songwriters, new skill sets, and tech, to help us deliver on our three strategic priorities:

Grow the engagement with Music
Discovering and developing artists and songwriters is at the heart of everything we do. We’ll turbocharge our efforts and investments, with additional focus on high growth geographies and vibrant genres, as well as using our data and insights to help original talents cut through the increasing noise, and taking a holistic global approach to maximizing the potential of their catalogs.

Increase the value of Music
This is one of our industry’s largest and most complex opportunities and one that we’re working on diligently, whether it’s new DSP deal structures or building superfan experiences to help artists connect directly with their most passionate followers.

Evolve how we work together
In order to grow at an accelerated pace, we need to structure our organization so that we can grow efficiently and continue to invest more into music at the same time. That requires being intentional about where centralized shared functions make sense, versus where they are best fully dedicated. This will empower subject matter experts, while scaling our resources. We already made moves in this direction by centralizing our technology, finance and business development teams last year.

Exhibit 99.2
Above all, we’re positioning ourselves to be first, to be different, and to be exceptional. I – and the entire leadership team – will be keeping you updated as we make progress. In May, we’ll hold our next All Hands meeting, which we’ll devote to our best new music, as well as our most promising projects.
Thank you for your understanding, passion, and determination. We’re in an amazing industry, we’re partnered with many extraordinary artists and songwriters, and now is the time for us to pioneer the future.
Robert